Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

February 24, 2025

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to Cisco Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-277109) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company from time to time of an indeterminate initial offering price of debt securities (the “Securities”), the prospectus dated February 15, 2024 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 19, 2025 to the Base Prospectus (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) filed with the Commission.

We have examined the Registration Statement, the Underwriting Agreement, dated February 19, 2025 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase $1,000,000,000 principal amount of its 4.550% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 principal amount of its 4.750% Senior Notes due 2030 (the “2030 Notes”), $1,000,000,000 principal amount of its 4.950% Senior Notes due 2032 (the “2032 Notes”), $1,250,000,000 principal amount of its 5.100% Senior Notes due 2035 (the “2035 Notes”) and $750,000,000 principal amount of its 5.500% Senior Notes due 2055 (the “2055 Notes” and, together with the 2028 Notes, the 2030 Notes, the 2032 Notes and the 2035 Notes, the “Notes”) issued by the Company, the Indenture, dated as of February 26, 2024 (the “Base Indenture”),

Cisco Systems, Inc.	-2-	February 24, 2025

between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of February 24, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and duplicates of the global notes representing each series of the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Cisco Systems, Inc.	-3-	February 24, 2025

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Sections 512 and 514 of the Base Indenture or (B) Section 110 of the Base Indenture and Section 5.4 of the Supplemental Indenture relating to the severability of provisions of the Base Indenture and the Supplemental Indenture, respectively.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission and the incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP